UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 13, 2011 (September 7, 2011)
FIRST ACCEPTANCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12117	75-1328153

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3813 Green Hills Village Drive
Nashville, Tennessee	37215

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 844-2800

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
2012 Management Bonus Plan
     On September 7, 2011, the Compensation Committee of the Board of Directors of First Acceptance Corporation, or the Company, adopted the 2012 Management Bonus Program. Participants in the 2012 plan are executive officers and key employees who are nominated and approved for participation at the discretion of the Compensation Committee. To receive an award, the participant must be an employee of the Company at the time of payment. Of the total bonus potential, 50% of the bonus is subject to achieving financial projections for fiscal 2012. The remainder is based on specific management business objectives set forth that particular participant.
     The following fixed bonus percentages will be followed for executive management:

	Bonus %	Number of	Total Bonus Potential
Level	of Salary	Employees	100%	75%	50%	25%
Chief Executive Officer (1)	100	1	$500,000	$375,000	$250,000	$125,000
President (1)	75	1	300,000	225,000	150,000	75,000
Senior Vice Presidents (1)	50	4	425,000	318,750	212,500	106,250
Vice President and Corporate Controller	35	1	56,000	42,000	28,000	14,000

	Total	7	$1,281,000	$960,750	$640,500	$320,250

(1)	Bonus payouts greater than 50% of bonus potential will be in the form of equity grants. All equity award grants are subject to prior approval of the Compensation Committee.
2011 Bonuses
     Additionally, on September 7, 2011, the Compensation Committee approved cash bonus payments to Dan Walker, John Barnett and Keith Bornemann of $48,000, $33,600 and $22,400, respectively, for the 2011 fiscal year. These amounts were determined at the discretion of the Compensation Committee based upon evaluated performance.
Section 7 — Regulation FD

Item 7.01.	Regulation FD Disclosure.
     On September 9, 2011, the Company repurchased in a privately negotiated transaction, as authorized by the Board of Directors, 459,760 shares of its common stock from Edward L. Pierce, a former executive officer of the Company, for a purchase price of $1.60 per share of common stock and an aggregated purchase price of $735,616. The Company funded this repurchase transaction from its cash on hand.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Acceptance Corporation, a Delaware corporation
By:	/s/ Stephen J. Harrison
Stephen J. Harrison
Chief Executive Officer

Date: September 13, 2011

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